Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated December 16, 2020

Relating to Prospectus Supplement dated December 16, 2020

Registration Statement No. 333-251377

JinkoSolar Announces Proposed At-The-Market Offering of up to US$100,000,000 of ADSs

SHANGRAO, Dec. 9, 2020 /PRNewswire/ -- JinkoSolar Holding Co., Ltd. (NYSE: JKS) (the “Company,” or “JinkoSolar”), a global leader in the solar PV industry, today announced that its board of directors has approved its proposed equity offering through an at-the-market equity offering program. The Company is preparing relevant documentation for this program. After the Company later files a registration statement (including a prospectus) and the relevant prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”), the Company may at its discretion sell, from time to time, up to an aggregate of US$100,000,000 of its American depositary shares, each representing four ordinary shares of the Company, under this program at market prices prevailing at the time of sale or at negotiated prices, or as otherwise agreed with the sales agents.

The Company may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus after filing if you request it by calling +86 21-5183-3105 or emailing us at ir@jinkosolar.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and the related base prospectus.

About JinkoSolar Holding Co., Ltd.

JinkoSolar (NYSE: JKS) is one of the largest and most innovative solar module manufacturers in the world. JinkoSolar distributes its solar products and sells its solutions and services to a diversified international utility, commercial and residential customer base in China, the United States, Japan, Germany, the United Kingdom, Chile, South Africa, India, Mexico, Brazil, the United Arab Emirates, Italy, Spain, France, Belgium, and other countries and regions. JinkoSolar has built a vertically integrated solar product value chain, with an integrated annual capacity of 20 GW for mono wafers, 11 GW for solar cells, and 25 GW for solar modules, as of September 30, 2020.

JinkoSolar has nine productions facilities globally, 21 overseas subsidiaries in Japan, South Korea, Vietnam, India, Turkey, Germany, Italy, Switzerland, United States, Mexico, Brazil, Chile, Australia, Portugal, Canada, Malaysia, UAE, Kenya, Hong Kong, Denmark, and global sales teams in China, United Kingdom, France, Spain, Bulgaria, Greece, Ukraine, Jordan, Saudi Arabia, Tunisia, Morocco, Kenya, South Africa, Costa Rica, Colombia, Panama, Kazakhstan, Malaysia, Myanmar, Sri Lanka, Thailand, Vietnam, Poland and Argentina, as of September 30, 2020.

To find out more, please see: www.jinkosolar.com.

Safe Harbor Statement

This press release contains forward-looking statements. These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates" and similar statements. Among other things, the quotations from management in this press release and the Company's operations and business outlook, contain forward-looking statements. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Further information regarding these and other risks is included in JinkoSolar's filings with the U.S. Securities and Exchange Commission, including its annual report on Form 20-F. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For investor and media inquiries, please contact:

In China:

Ripple Zhang

JinkoSolar Holding Co., Ltd.

Tel: +86 21-5183-3105

Email: ir@jinkosolar.com

Rene Vanguestaine

Christensen

Tel: + 86 178 1749 0483

Email: rvanguestaine@ChristensenIR.com

In the U.S.:

Ms. Linda Bergkamp Christensen

Tel: +1-480-614-3004

Email: lbergkamp@ChristensenIR.com